Exhibit 99.1

Clubhouse Media Group Reports 90% Sequential Increase in Net Revenue for Third Quarter of 2021

Third Quarter Net Revenue Reaches $1.8 Million, Representing a 90% Increase from Second Quarter of 2021

LOS ANGELES, November 10, 2021 — Clubhouse Media Group, Inc. (OTCMKTS: CMGR) (“Clubhouse Media”), an influencer-based social media firm and digital talent management agency, today announced financial results for the third quarter of 2021.

“Clubhouse Media’s momentum is continuing to build,” said Dmitry Kaplun, Chief Financial Officer of Clubhouse Media. “In the third quarter, net revenue nearly doubled compared to the previous quarter, as we continue to add new brands to our customer base. We signed many deals with new influencers during the quarter, as well. We remain focused on driving further topline growth while continuing to invest in the business.”

“Development of our Magiclytics software and HoneyDrip platform is also progressing. Magiclytics is a predictive software which enables brands to predict their return on investment through influencer spend. We believe that this will be a very useful tool that will support the growth of revenue. We expect to launch Magiclytics in the first half of 2022. HoneyDrip, a digital space for creators to share exclusive photo and video content directly with subscribers launched in September. We’ve had good traction and a positive response since we began offering HoneyDrip’s subscription-based services. Subsequent to the quarter’s end, we closed a $15 million equity line. With the momentum that we’ve built and the necessary capital in place to execute our strategic plans, we’re confident in the outlook for Clubhouse Media,” concluded Mr. Kaplun.

Amir Ben-Yohanan, Chief Executive Officer of Clubhouse Media, added, “Overall, we are happy with the third quarter results and we expect to accomplish much more in the future. The addition of Dmitry Kaplun to the management team has reinforced our financial structure and processes. In addition, working with The Reiman Agency has helped us to achieve record sales as we build our digital agency business.”

Third Quarter 2021 Financial Results

Net revenue reached $1,768,677 for the three months ended September 30, 2021, compared to net revenue of $217,372 for the three months ended September 30, 2020. The 8-fold increase was due to the significant growth of brand and agency deals over the past year. Also contributing to the growth was the recent partnership with The Reiman Agency. Net revenue increased 90% from the $929,962 reported for the quarter ended June 30, 2021.

Operating expenses for the three months ended September 30, 2021 were $3,382,248, compared to $772,186 for the three months ended September 30, 2020. The increase in operating expenses resulted from the commencement of Clubhouse Media’s operations since 2020 and expenses related to the expansion of operations, payroll expenses, and professional fees incurred as a public company.

Non-cash operating expenses for the three months ended September 30, 2021 were $1,275,505, including stock-based compensation of $1,266,991, compared to $44,340 of non-cash operating expenses for the three months ended September 30, 2020.

Other expenses for the three months ended September 30, 2021 were $2,321,057 compared to $29,974 for the three months ended September 30, 2020. This included interest expense of $2,655,253, which was mostly comprised of non-cash interest and offset by the change in fair value derivative liability of $(361,904).

Net loss for the three months ended September 30, 2021 was $5,401,961, compared to $685,762 for the three months ended September 30, 2020.

Nine Months Ended September 30, 2021 Financial Results

Net revenue was $3,222,015 for the nine months ended September 30, 2021, compared to net revenue of $312,906 for the period from January 2, 2020 (inception) to September 30, 2020.

Operating expenses for the nine months ended September 30, 2021 were $12,780,575, compared to $1,746,298 for the period from January 2, 2020 (inception) to September 30, 2020.

Net loss for the nine months ended September 30, 2021 was $18,510,882, compared to $1,668,971 for the period from January 2, 2020 (inception) to September 30, 2020.

About Clubhouse Media

Clubhouse Media represents the future of influencer media and marketing, with a global network of professionally run content houses, each with its brand, influencer cohort, and production capabilities. Clubhouse Media offers management, production, and deal-making services to its handpicked influencers, a management division for individual influencer clients, and an investment arm for joint ventures and acquisitions for companies in the social media influencer space.

Follow Clubhouse Media on Twitter: https://twitter.com/ClubhouseCMGR

Forward-Looking Statements

This release contains “forward-looking statements”. Forward-looking statements also may be included in other publicly available documents issued by Clubhouse Media and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause Clubhouse Media’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for Clubhouse Media’s products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this press release.

Contacts:

Dmitry Kaplun

Chief Financial Officer

Clubhouse Media Group

dmitry@clubhousemediagroup.com

PCG Advisory, Inc.

Jeff Ramson

(646) 863-6341

jramson@pcgadvisory.com